Exhibit 99.7

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 11, 2022, is entered into by and among Taylor Maritime Investments Limited, a Guernsey company limited by shares (“Parent”), Good Falkirk (MI) Limited, a Republic of the Marshall Islands company and wholly owned Subsidiary of Parent (“Purchaser”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WITNESSETH:

WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Grindrod Shipping Holdings Ltd., a Singapore public company (the “Company”) have entered into that certain Transaction Implementation Agreement, dated as of the date hereof (the “Transaction Agreement”), pursuant to which, among other things, subject to the terms and conditions of the Transaction Agreement, Purchaser will commence a tender offer (as the offer may be modified pursuant to the Transaction Agreement, the “Offer”) to acquire all of the issued Company Shares, other than Company Shares held by Purchaser or any of its subsidiaries and Company Shares held in treasury, for $21.00 in cash per share (the “Offer Price”);

WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of the Subject Shares (as defined below); and

WHEREAS, Parent has requested Stockholder, and Stockholder has agreed, in its capacity as a stockholder of the Company, to accept the Offer and tender the Subject Shares in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.          Agreement to Tender.

1.1         Tender of Shares.

(a)          Stockholder agrees to promptly (and, in any event, not later than ten (10) Business Days after commencement of the Offer with respect to Subject Shares Beneficially Owned as of the date hereof and as soon as practicable (but not later than five (5) Business Days) after Stockholder acquires Beneficial Ownership of any additional Company Shares during the Support Period, but in any case prior to the Expiration Times) accept, and/or cause to be accepted, the Offer with respect to all the Subject Shares of Stockholder and deliver and/or tender or cause to be delivered and/or tendered all such Subject Shares of Stockholder to a depositary in South Africa designated in the Offer Documents (the “Depositary”).

(b)          In furtherance of Section 1.1(a), and without limiting its generality, if any Subject Shares Beneficially Owned by a Stockholder are Dematerialized Shares or otherwise held of record by a broker, CDSP or any other Person, Stockholder shall instruct the broker, CDSP or such other Person to accept the Offer and deliver and/or tender in South Africa all of such Subject Shares pursuant to and in accordance with the terms of the custody or other similar agreement between the Stockholder and such broker, CDSP or other Person, the Offer and the Offer Documents. If Stockholder acquires any Subject Shares after the Expiration Time and any Subsequent Offer Period is provided by Purchaser, Stockholder shall promptly and duly accept, and/or cause to be accepted the Offer with respect to such Subject Shares and deliver and/or tender or cause to be delivered and/or tendered all such Subject Shares to the Depositary during any such Subsequent Offering Period in accordance with the terms of the Offer and the Offer Documents and, if applicable, any custody or other similar agreement between Stockholder and any broker, CDSP or other Person holding such Subject Shares of record.

1.2        No Withdrawal. Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Subject Shares from the Offer, or any acceptance of the Offer, unless and until (i) the Offer shall have been terminated or shall have expired without Purchaser having accepted for payment any Company Shares tendered in the Offer, in each case, in accordance with the terms of the Offer or (ii) termination of this Agreement in accordance with Section 6.2 hereof.

1.3      Conditional Obligation. Stockholder acknowledges and agrees that Purchaser’s obligation to accept for payment Company Shares tendered into the Offer, including the Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Offer.

2.        Voting Agreement. Stockholder hereby agrees that, during the Support Period, Stockholder will not, or, if granting a proxy with respect to the Subject Shares, will instruct the proxy holder not to, vote any Subject Shares in favor of, or consent to, and will, or, if granting a proxy with respect to the Subject Shares, will instruct the proxy holder to, vote against and not consent to, the approval of any (i) Company Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Offer, or (iii) corporate action, the consummation of which would prevent or materially delay the consummation of the Offer. Stockholder shall use its commercially reasonable efforts to ensure that, during the Support Period (as defined below), any other Person having voting power with respect to any Subject Shares will not vote any such Subject Shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iii) of the preceding sentence.

3.          Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent, and agrees, that:

3.1          Authorization.

(a)        Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. Assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any Enforceability Exceptions, and subject to approval by the Company Board of the Transaction Agreement and the transactions contemplated hereby and thereby and to the federal securities Laws, the Code, the Laws of South Africa and Singapore, and the rules and regulations of the JSE.

(b)         The execution and delivery by Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Stockholder under (i) any provision of Stockholder’s organizational documents, (ii) any Contract to which Stockholder is a party or by which any properties or assets of Stockholder are bound, or (iii) to the knowledge of Stockholder, any provision of any judgement, Proceeding or lien applicable to Stockholder or its properties or assets, in each case except as would reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.2        Ownership of Shares: Voting. Stockholder is, or will be, as applicable, the Beneficial Owner of the Subject Shares. Assuming that the Offer is consummated in accordance with the terms and subject to the conditions of the Transaction Agreement, the Subject Shares will be transferred pursuant to the Offer free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), except for any applicable restrictions on transfer under the applicable securities Laws that would not in any event prevent Stockholder from tendering the Subject Shares in accordance with this Agreement or otherwise complying with Stockholder’s obligations under this Agreement. Stockholder beneficially owns the Subject Shares through Strate.

3.3         Total Shares. Except for the Subject Shares, Stockholder does not Beneficially Own or control any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, derivatives or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities, derivatives or securities convertible into or exchangeable for capital stock or voting securities of the Company. Stockholder has not dealt in any Company Shares during the three-month period immediately preceding the date of this Agreement.

3.4          Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against or affecting, Stockholder or any of its properties or assets (including the Subject Shares) that would reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.5          Opportunity to Review; Reliance. Stockholder has had the opportunity to review the Transaction Agreement and this Agreement with counsel of its own choosing. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Transaction Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

4.          Representations and Warranties of Purchaser and Parent. Each of Parent and Purchaser represents and warrants to Stockholder, and agrees, that:

4.1         Corporation Authorization. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby are within the corporate powers of Parent and Purchaser and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by Stockholder, this Agreement constitutes a valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the effect of any Enforceability Exceptions.

4.2         No Violation. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.3         Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent or Purchaser (as applicable) threatened against or affecting, Parent, Purchaser or any of their respective properties or assets that would reasonably be expected to impair the ability of Parent or Purchaser to consummate the Offer.

5.          Covenants of Stockholder. Stockholder hereby covenants and agrees that:

5.1        No Proxies for, Encumbrances on or Disposition of Shares; Transfer of Voting Rights. During the Support Period, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, sell, assign, transfer, tender, gift, create Liens over or otherwise dispose of any interest in the Subject Shares (or enter into any Contract for any such purpose), other than pursuant to this Agreement. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any Subject Shares into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer. Notwithstanding the foregoing, Stockholder may transfer Subject Shares to an Affiliate of Stockholder without the prior written consent of Parent; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written Contract to be bound by all of the terms of this Agreement.

5.2       Communications. Stockholder shall not, and shall use its reasonable best efforts to cause its officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication regarding this Agreement or the Transaction Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable federal securities Laws or the Laws of Singapore or South Africa or the rules and regulations of the JSE. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Purchaser and the Company (including in the Schedule TO, the Parent Schedule 13E-3, the Schedule 14D-9, the Company Schedule 13E-3 or any other publicly filed documents relating to the Offer or any other transaction contemplated by the Transaction Agreement), of and shall provide to Parent, Purchaser or the Company any information reasonably requested thereby in connection with: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of the Subject Shares; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information in any press release, any SEC disclosure document or other public filing that Parent, Purchaser or the Company determines to be necessary to effect the Offer and related transactions or otherwise required by Law in connection with the Offer or any of the other transactions contemplated by the Transaction Agreement and (ii) agrees as promptly as practicable to notify Parent, Purchaser and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such press release, disclosure document or other public filing or if Stockholder becomes aware that any information about Stockholder contained in any such press release, disclosure document or other public filing shall have become false or misleading in any material respect. The obligations in this paragraph shall survive termination of this Agreement.

5.3        Waiver of Actions. Stockholder hereby agrees not to commence or participate in, and to take all reasonable actions to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Purchaser, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Transaction Agreement or the making or consummation of the Offer, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Transaction Agreement or the transactions contemplated thereby or (z) with respect to SEC disclosure (or other disclosure to the Company stockholders) in connection with this Agreement or the Transaction Agreement or the transactions contemplated hereby or thereby.

5.4         Notification of Certain Developments. Stockholder shall promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Stockholder set forth in this Agreement that would reasonably be expected to materially delay or impair Stockholder’s ability to perform its obligations hereunder.

5.5         Disclosures. From time to time, Stockholder shall promptly provide to Purchaser in writing such information relating to Stockholder and the Subject Shares as Purchaser reasonably requests in order to comply with the disclosure requirements under applicable Law (in particular, but without limitation, the Singapore Code). For the avoidance of doubt, Stockholder acknowledges and agrees that Purchaser shall be entitled to include such information relating to Stockholder and the Subject Shares as is necessary for inclusion in the Rule 3.5 Announcement, the Offer Documents and such other documents that Purchaser is required by applicable Law to issue for the purposes of implementing the Offer (subject, in all cases, to any requirements or restrictions under applicable Law). Stockholder represents and warrants that all such information provided to Purchaser pursuant to this Section 5.5 will, at the time it is provided, be true and accurate in all material respects. Stockholder will notify Purchaser, promptly in writing, of any subsequent changes that may render such information untrue, inaccurate, incomplete or misleading.

6.          Miscellaneous.

6.1       Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Transaction Agreement) are to that Contract as amended, modified or supplemented, restated or replaced from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

6.2          Amendments: Termination.

(a)         Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)          This Agreement shall terminate upon the earlier of termination or expiration of the Support Period or upon the termination of the Transaction Agreement; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

6.3         Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.4         Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

6.5         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided, however, that (i) the Offer shall comply with the laws of the Republic of Singapore and (ii) the laws of a particular party’s jurisdiction of incorporation shall govern such party’s fiduciary obligations.

6.6       Counterparts: Effectiveness. This Agreement may be executed in counterparts, including via email in “portable document format” (“.pdf’) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Transaction Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.7         Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.8         Specific Performance. In the event that any provision of this Agreement was not performed by Stockholder in accordance with the terms hereof, each of Parent and Purchaser shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, as the sole and exclusive remedy to which Parent or Purchaser may be entitled at law or in equity. Stockholder waives any defenses to the award of an injunction based solely on the adequacy of any other remedy, whether at law or in equity, that may be available to Parent or Purchaser. Stockholder waives any requirement for the securing or posting of any bond or other security in connection with the obtaining of any specific performance or injunctive relief.

6.9          Defined Terms. For the purposes of this Agreement:

(a)          Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement.

(b)          Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder is the “beneficial owner” with respect to such security (within the meaning of Rule 13d-3 under the Exchange Act) or in which Stockholder may become otherwise interested (within the meaning of Section 7 of the Companies Act).

(c)         Where any warranty is qualified by the expression “to the knowledge of” or any similar expression, that expression or statement shall be deemed to include an additional statement that it has been made after due and careful enquiry by the party.

(d)          “Certificated Shares” shall mean the Subject Shares which are directly held of record by Stockholder on the share register or in other similar records of the Company, including any Subject Shares represented by share certificates or other physical Documents of Title.

(e)          “CSDP” shall mean a Central Securities Depository Participant defined as a "participant" in section 1 of the Financial Markets Act and duly appointed by the Stockholder for purposes of, and in regard to, Dematerialisation of share certificates or any documents of title for the purpose of incorporation into Strate.

(f)         “Dematerialised” or “Dematerialisation” shall mean the process whereby physical share certificates are replaced with electronic records evidencing ownership of shares for the purpose of Strate, as contemplated in the FMA.

(g)          “Dematerialised Shares” shall mean the Subject Shares that have been Dematerialised in accordance with the rules of Strate, evidencing ownership of shareholding in electronic format, which Subject Shares may be traded on the JSE.

(h)          “Documents of Title” shall mean share certificates, certified transfer deeds, balanced receipts, or any other documents of title as the case may be.

(i)          “Financial Markets Act” or “FMA” shall mean the Financial Markets Act No. 19 of 2012 of South Africa, as amended from time to time.

(j)          “JSE” shall mean JSE Limited (Registration number 2005/022939/06), a public company incorporated and registered under the laws of South Africa and licensed as an exchange under the FMA, and which does business as the “JSE” or the “Johannesburg Stock Exchange”.

(k)          “Special Dividend” means the special dividend of $5.00 per Company Share contemplated to be paid in conjunction with the Offer Price.

(l)          “Strate” shall mean Strate Proprietary Limited (registration number 1998/022242/07), a private company incorporated and registered in South Africa, licensed to operate as a depository under the Financial Markets Act.

(m)          “Subject Shares” shall mean any Company Shares that are owned or controlled (including, but not limited to, the 1,922,740  Company Shares that Stockholder legally or beneficially owns as of the date hereof), or hereafter acquired or controlled, by Stockholder, or for which Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) or may become otherwise interested (within the meaning of Section 7 of the Companies Act), prior to the end of the Support Period, including Company Shares hereafter acquired pursuant to acquisition by purchase, conversion or exercise of any security convertible into or exercisable for Company Shares, stock dividend, distribution, bonus issue, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization, combination or similar transaction.

(n)          “Support Period” shall mean the period from the date of this Agreement through the earliest of (i) the date upon which the Transaction Agreement is validly terminated in accordance with its terms, (ii) the date on which the Expiration Date of the Offer has occurred and the Subsequent Offer Period has expired, (iii) any date upon which any modification, waiver or amendment is made to any provision of the Transaction Agreement that is effected without Stockholder’s prior written consent and that reduces the amount or changes the form or type of the Offer Price or the Special Dividend, reduces, or imposes any conditions, requirements or restrictions on, Stockholder’s right to receive the Offer Price or the Special Dividend or otherwise adversely affects the interests of the Stockholder in any material respect; (iv) the announcement in accordance with Rule 3.5 of the Code of a Company Acquisition Proposal; or (v) January 13, 2023.

6.10     Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the Subject Shares, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising Stockholder’s fiduciary duties as a member of the Company Board.

6.11       Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; or (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); in each case as addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.11.

if to Parent or Purchaser, to:

Taylor Maritime Investments Limited
Sarnia House, Le Truchot, St. Peter Port, Guernsey, GY1 1GR
Attention:	Edward Buttery, Chief Executive Officer
Camilla Pierrepont, Chief Strategy Officer
Email:	ed@tminvestments.com; cp@tminvestments.com

with a copy to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, NY 10019
Attention:	Richard Sheen; Ted Kamman
Telephone:	+44 20 7444 3522
+1-212-318-3140
Email:	richard.sheen@nortonrosefulbright.com;
ted.kamman@nortonrosefulbright.com

if to Stockholder, to:

Grindrod Investments Proprietary limited
c/o Baker Tilly Morrison Murray
20 Westville Road, Westville 3629
KwaZulu-Natal
South Africa
Attention:	Walter Grindrod
Telephone:	+27-83-253-9912
Email:	walter@grindrodandco.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Philip Richter; Roy Tannenbaum; Joshua Wechsler
Telephone:	+1-212-859-8763
Email:	philip.richter@friedfrank.com;
roy.tannenbaum@friedfrank.com;
joshua.wechsler@friedfrank.com

6.12     Submission to Jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING IN CONNECTION HEREWITH OR ANY CLAIM OR CAUSE OF ACTION ARISING IN CONNECTION WITH THIS AGREEMENT OR THE NEGOTIATION HEREOF, AND ANY PROCEEDING FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY ANY OTHER PARTY HERETO OR ITS SUCCESSORS OR ASSIGNS, WILL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH PROCEEDING FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS AND AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO OR ARISING FROM THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION HEREOF IN ANY COURT OTHER THAN THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (I) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 6.12, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM THE JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH PROCEEDING IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.11 AND AGREES THAT SERVICE MADE IN SUCH MANNER SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

6.13      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.13.

6.14      Rules of Construction. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is expressly waived.

6.15      Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.16       No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Shares at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

6.17       Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

TAYLOR MARITIME INVESTMENTS LIMITED

By:	/s/ Edward Buttery
Name:	Edward Buttery
Title:	Director

PURCHASER:

GOOD FALKIRK (MI) LIMITED

By:	/s/ Alexander William Wolf Slee
Name:	Alexander William Wolf Slee
Title:	Director, for TMI Director 1 Limited

STOCKHOLDER

GRINDROD INVESTMENTS PROPRIETARY LIMITED

By:	/s/ Walter James Grindrod
Name:	Walter James Grindrod
Title:	Chairman & CEO

[Signature Page to Tender and Support Agreement]